Exhibit 10.2
Execution Copy
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Complete Energy Services, Inc., a Delaware corporation (“Complete”), and Joseph C. Winkler (“Executive”).
W I T N E S S E T H:
     WHEREAS, Complete desires to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to be employed by Complete on such terms and conditions and for such consideration;
     WHEREAS, Complete desires to enter into a combination either by merger, share exchange, consolidation, asset sale or other similar business combination (the “Combination”) with either one or both of Integrated Production Services, Inc., a Delaware corporation (“IPS”), and I.E. Miller Services, Inc., a Delaware corporation (“I.E. Miller”), pursuant to which Complete, IPS and/or I.E. Miller will be combined so that immediately following the Combination one of such entities (the “Parent”) will own, directly or indirectly, substantially all of the equity securities of one or both of the other entities;
     WHEREAS, upon consummation of the Combination, Executive and Complete desire that Executive be employed by the Parent on the terms and conditions, and for the consideration, hereinafter set forth;
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Complete and Executive agree as follows:
ARTICLE I
DEFINITIONS
     For purposes of this Agreement, the following capitalized words shall have the meanings indicated below:
     1.1 “Average Annual Bonus” shall mean an amount equal to 100% of Termination Base Salary.
     1.2 “Board” shall mean the Board of Directors of Company.
     1.3 “Cause” shall mean:
     (a) Executive’s conviction of a felony involving moral turpitude, dishonesty or a breach of trust as regards Company or any of its affiliates;
     (b) Executive’s commission of any act of theft, fraud, embezzlement or misappropriation against Company or any of its affiliates that is materially injurious to any such entity regardless of whether a criminal conviction is obtained;

     (c) Executive’s willful and continued failure to devote substantially all of his business time to Company’s business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities, incidental personal time and the performance of consulting services for IPS and I.E. Miller) which failure is not remedied within a reasonable time after written demand is delivered by Company, which demand specifically identifies the manner in which Company believes that Executive has failed to devote substantially all of his business time to Company’s business affairs;
     (d) Executive’s unauthorized disclosure of confidential information of Company or any of its affiliates that is materially injurious to any such entity; or
     (e) Executive’s knowing or willful material violation of federal or state securities laws, as determined in good faith by the Board.
For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of Company.
     1.4 “Change of Control” shall mean:
     (a) for the period preceding the effective date of the Combination, any transaction or event pursuant to which SCF IV, L.P., a Delaware limited partnership (“SCF IV”), together with its affiliates cease to collectively own, directly or indirectly, 50% or more of the combined voting power of Company’s outstanding securities; and
     (b) on and after the effective date of the Combination, the occurrence of any of the following:
     (i) any person or group of persons (other than SCF IV and its affiliates) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, but excluding beneficial ownership arising solely as a result of a person being a party to a stockholder agreement or similar arrangement that is entered into prior to an underwritten initial public offering of Company), directly or indirectly, of securities in Company representing 20% or more of the combined voting power of Company’s outstanding securities;
     (ii) a change in the majority of the membership of the Board occurs without approval by two-thirds of the directors who are Continuing Directors. For these purposes, “Continuing Directors” are persons who (A) were members of the Board on the Effective Date, (B) are new directors whose election was approved by two-thirds of the members of the Board who were directors on the Effective Date (“Approved Directors”), or (C) are new directors whose election was approved by two-thirds of the members of the Board who were directors on the Effective Date or are subsequently Approved Directors;
     (iii) Company is merged, consolidated or combined with another corporation or entity, including without limitation, a reverse or forward triangular merger, and Company’s stockholders prior to such transaction own less than 55%

of the outstanding voting securities of the surviving or resulting corporation or entity after the transaction;
     (iv) a tender offer or exchange offer is made and consummated by a person or group of persons other than Company, SCF IV or their respective affiliates for the ownership of 20% or more of Company’s voting securities; or
     (v) there is a disposition, transfer, sale or exchange of all or substantially all of Company’s assets, or stockholder approval of a plan of liquidation or dissolution of Company.
Notwithstanding the preceding provisions of this Section, (x) the Combination or a change in the composition of the Board in connection with the Combination shall not constitute a Change of Control and (y) the members of the Board on the effective date of the Combination shall all be deemed to be Continuing Directors and Approved Directors as of such date.
     1.5 “Change of Control Payout Period” shall mean a period of three years commencing on the Date of Termination, which termination is covered by Section 7.3 hereof.
     1.6 “Company” shall mean (a) for the period preceding the effective date of the Combination, Complete, and (b) on and after the effective date of the Combination, the Parent.
     1.7 “Date of Termination” shall mean the date specified in the Notice of Termination relating to termination of Executive’s employment with Company; provided that such date shall not be less than 20 days nor more than 45 days following: (i) involuntary termination, not for Cause, pursuant to Section 7.2 or Section 7.3 hereof, or (ii) the date within the Protective Period that Executive voluntarily terminates his employment for Good Reason so governed by Section 7.3 hereof.
     1.8 “EBITDA” shall mean (a) for the period preceding the effective date of the Combination, the collective earnings of Complete, IPS, I.E. Miller and their respective subsidiaries (after the accrual of employee bonuses but before any nonrecurring, one-time gains or losses) before interest, taxes, depreciation and amortization, calculated consistent with past practices and based on audited financial statements, and (b) from and after the effective date of the Combination, the consolidated earnings of Company and its subsidiaries (after the accrual of employee bonuses but before any nonrecurring, one-time gains or losses) before interest, taxes, depreciation and amortization, calculated consistent with past practices and based on audited financial statements.
     1.9 “Good Reason” shall mean any of the following without Executive’s prior consent:
     (a) any of the following which results in the terms of Executive’s employment having been detrimentally and materially affected: failure to re-elect or appoint Executive to any corporate office or directorship he occupies on or after the Effective Date (other than in connection with a divestiture of the relevant entity) or a material reduction in Executive’s authority, duties or responsibilities (including status, offices, titles and reporting requirements) or if Executive is assigned duties or responsibilities inconsistent in any material respect from those of Executive immediately prior to such assignment (for the avoidance of doubt and without limiting the generality of the foregoing, it is understood and agreed that, if the Combination is consummated, any failure to re-elect or appoint Executive to the positions of President, Chief Executive Officer and as a member of the Board of Directors of Parent shall constitute “Good Reason”);
     (b) a material reduction in the aggregate economic value of Executive’s compensation (including base pay, bonuses and intermediate and long-term incentives), benefits and perquisites (determined by considering Executive’s bonus opportunity as opposed to actual bonus payments and determined without regard to non-recurring or special bonus or equity compensation awards) from that in effect prior to any such reduction;
     (c) Company fails to obtain a written agreement satisfactory to Executive from any successor or assigns of Company to assume and perform this Agreement as provided in Sections 11.1 and 11.11 hereof; or
     (d) Company requires Executive to be based at any office located more than 50 miles from Company’s current offices.
For purposes of determining under Section 1.9(a) whether the terms of Executive’s employment have been detrimentally and materially affected by an action or inaction that occurs during the Protective Period, such determination shall be made by Executive in good faith and, if Company disagrees with any such determination by Executive, then the dispute will be limited to whether Executive has satisfied his duty to make such determination in good faith. The standard described in the preceding sentence shall not apply to any determination under Section 1.9(a) regarding whether the terms of Executive’s employment have been detrimentally and materially affected by an action or inaction that occurs other than during the Protective Period.
     1.10 “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
     1.11 “Protective Period” shall mean a period of two years commencing on the effective date of a Change of Control.
     1.12 “Severance Payout Period” shall mean a period of two years commencing on the Date of Termination, which termination is covered by Section 7.2 hereof.
     1.13 “Termination Base Salary” shall mean Executive’s annual base salary at the rate in effect at the time the Notice of Termination is given or (i) for purposes of a termination based on Good Reason under Section 1.9(b), if a greater amount, Executive’s annual base salary at the rate in effect immediately prior to any reduction that occurred without Executive’s consent prior to such termination, or (ii) for purposes of a termination that is covered by Section 7.3 hereof, if a greater amount, Executive’s annual base salary at the rate in effect immediately prior to the

Change of Control. For purposes of this Section 1.13, Executive’s annual base salary shall be determined without regard to the last sentence of Section 4.1 hereof.
ARTICLE II
EMPLOYMENT AND DUTIES
     2.1 Employment; Effective Date. Company agrees to employ Executive, and Executive agrees to be employed by Company, beginning as of June 20, 2005 (the “Effective Date”) and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.
     2.2 Positions. From and after the Effective Date, Company shall employ Executive in the position of President and Chief Executive Officer of Company or in such other position or positions as the parties mutually may agree. Executive shall report to the Board. On the Effective Date, Company shall cause Executive to be elected to serve on the Board as a full member thereof, and thereafter Company shall use reasonable efforts to continue to cause Executive to be nominated to serve on the Board. It is the intention of the parties that Executive will be elected to and will serve on the Board while serving hereunder as President and Chief Executive Officer of Company.
     2.3 Duties and Services. Executive agrees to serve in the positions referred to in Section 2.2 hereof and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s employees, as such policies may be amended from time to time.
     2.4 Other Interests. Executive agrees, during the period of his employment by Company, to devote substantially all of his business time, energy and best efforts to the business and affairs of Company and its subsidiaries. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) serve as a director and perform services as a consultant for IPS and I.E. Miller, (b) engage in and manage his passive personal investments, and (c) engage in charitable and civic activities; provided, however, that the activities described in clauses (b) and (c) shall be permitted so long as such activities do not conflict with the business and affairs of Company or interfere with Executive’s performance of his duties hereunder.
     2.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of Company and to do no act that would injure the business, interests, or reputation of Company or any of its affiliates. In keeping with these duties, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III
TERM AND TERMINATION OF EMPLOYMENT
     3.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date; provided, however, that beginning with the second anniversary of the Effective Date, said term of employment shall be extended automatically for an additional successive one-year period as of each anniversary date of the Effective Date that occurs while this Agreement is in effect; and provided further, however, that if, at any time prior to the date that is 45 days before any such anniversary date of the Effective Date, either party shall provide the other with a Notice of Termination stating that no such automatic extension shall occur, then Executive’s employment shall terminate on the last day of the one-year period beginning on the anniversary date of the Effective Date that next occurs after such notice is provided.
     3.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:
     (a) upon (i) Executive becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis for a period of at least 120 consecutive days or for a period of 180 days during any 12-month period or (ii) Executive’s death;
     (b) for Cause; or
     (c) for any other reason whatsoever or for no reason at all, in the sole discretion of Company.
Notwithstanding the foregoing, Company shall not have the right to terminate Executive’s employment under this Agreement prior to the date that is six months after the Effective Date for any reason other than Cause.
     3.3 Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons by providing Company with a Notice of Termination:
     (a) within 180 days of and in connection with or based upon Good Reason; or
     (b) at any time for any other reason whatsoever, in the sole discretion of Executive.
     3.4 Deemed Resignations. Unless otherwise agreed to in writing by Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board (if applicable) and from the board of directors of IPS, I.E. Miller, any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.
ARTICLE IV
COMPENSATION AND BENEFITS
     4.1 Base Salary. During the term of this Agreement, Executive shall receive a minimum annual base salary of $400,000. Executive’s annual base salary shall be reviewed annually by the Board (or a committee thereof) and, in the sole discretion of the Board (or a committee thereof), such annual base salary may be increased (but not decreased) effective as of any date determined by the Board. Executive’s base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly. For the period preceding the Combination, Executive agrees that his annual base salary received from Company shall be reduced by the amount, if any, of the consulting fees paid in cash to Executive by IPS and I.E. Miller.
     4.2 Bonuses. Executive shall receive annual bonuses based on performance criteria determined in the discretion of the Board, after reasonable consultation with Executive (it being understood that the parties agree that Executive will be entitled to an annual bonus of not less than 100% of his annual base salary at the rate then in effect, assuming that Company satisfies the target(s) under the performance criteria established by the Board for such bonus). Notwithstanding the foregoing, Executive shall be eligible for a bonus for the period beginning on the Effective Date and ending on December 31, 2005 (the “2005 Bonus”) based on EBITDA achieved during the calendar year ending on December 31, 2005. The 2005 Bonus, if any, shall be payable to Executive within 30 days after the completion of Company’s year-end audit for the calendar year ending on December 31, 2005. The 2005 Bonus, if any, shall be an amount equal to A multiplied by B, where: A equals a fraction, the numerator of which is the number of days during the period beginning on the Effective Date and ending on December 31, 2005, and the denominator of which is 365; and B equals an amount determined in accordance with the following schedule:

EBITDA For Calendar Year
Ending on December 31, 2005
(in $ millions)	Amount

EBITDA less than $127.8	$0

EBITDA equal to $127.8	$200,000

EBITDA greater than $127.8 but less than $156.2	An amount equal to sum of $200,000 plus the product of (x) the excess of EBITDA over $127.8 million multiplied by (y) .0140845

EBITDA greater than or equal to $156.2	$600,000

Notwithstanding the foregoing, the EBITDA targets set forth in the schedule above may be adjusted by the Board based on any substantial acquisitions or divestitures, or significant increases or decreases in capital expenditures, that occur after the Effective Date.
     4.3 Other Perquisites. During his employment hereunder, (a) Company shall provide Executive with an automobile allowance in the amount of $800 per month and (b) Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefit plans and programs of Company, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated executives. Company shall not, however, by reason of this Section 4.3, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to similar situated executives generally.
ARTICLE V
PROTECTION OF INFORMATION
     5.1 Disclosure to and Property of Company. For purposes of this Article V, the term “Company” shall include Complete, IPS and I.E. Miller, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to Company’s or any of its affiliates’ business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or exploration, production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to Company, and are and shall be the sole and exclusive property of Company or its affiliates. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of Company (or its affiliates). Executive agrees to perform all actions reasonably requested by Company or its affiliates to establish and confirm such exclusive ownership. Upon termination of Executive’s employment by Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to Company. Notwithstanding the preceding provisions of this Section 5.1, the terms “Confidential Information” and “Work Product” do not, however, include (a) any information that, at the time of disclosure by Company, is available to the public other than as a result of any act of Executive and (b) any information that Executive possessed prior to the Effective Date.
     5.2 Disclosure to Executive. Company will disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of Company (or its affiliates); and/or will entrust Executive with business opportunities of Company (or its affiliates); and/or will place Executive in a position to develop business good will on behalf of Company (or its affiliates).
     5.3 No Unauthorized Use or Disclosure. Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of Company and its affiliates. Executive agrees that he will not, at any time during or after the termination of Executive’s employment with Company, make any unauthorized disclosure of, and shall prevent the removal from Company premises of, Confidential Information or Work Product of Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide Company with prompt notice of such requirement prior to making any such disclosure, so that Company may seek an appropriate protective order. At the request of Company at any time, Executive agrees to deliver to Company all Confidential Information that he may possess or control. Executive agrees that all Confidential Information of Company (whether now or hereafter existing) conceived, discovered or made by him during the period of Executive’s employment by Company exclusively belongs to Company (and not to Executive), and Executive will promptly disclose such Confidential Information to Company and perform all actions reasonably requested by Company to establish and confirm such exclusive ownership. Affiliates of Company shall be third party beneficiaries of Executive’s obligations under this Article V. As a result of Executive’s employment by Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product to the same extent, and on the same basis, as Company’s Confidential Information and Work Product.
     5.4 Ownership by Company. If, during Executive’s employment by Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company’s premises or otherwise), including any Work Product, Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.
     5.5 Assistance by Executive. During the period of Executive’s employment by Company, Executive shall assist Company and its nominee, at any time, in the protection of Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with Company terminates, at the request from time to time and expense of Company or its affiliates, Executive shall reasonably assist Company and its nominee, at reasonable times and for reasonable periods and for reasonable compensation, in the protection of Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.
     5.6 Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article V by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Article V by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents. Executive specifically agrees that (a) the provisions of this Article V are also for the benefit of IPS and I.E. Miller and (b) IPS and I.E. Miller are third party beneficiaries of Executive’s obligations under this Article V.
ARTICLE VI
STATEMENTS CONCERNING COMPANY AND EXECUTIVE
     6.1 Statements by Executive. Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about Company, any of its affiliates or any of Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose private information about or Confidential Information of Company, any of its affiliates or any of Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place Company, any of its affiliates, or any of Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.
     6.2 Statements by Company. Company shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about Executive, any of his affiliates or any of such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose private information about or confidential information of Executive, any of his affiliates or any of such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place Executive, any of his affiliates, or any of such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive and his affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.
ARTICLE VII
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION
     7.1 By Expiration and Certain Other Terminations. If Executive’s employment hereunder shall terminate upon the expiration of the term provided in Section 3.1 hereof because either party has provided to the other party a Notice of Termination pursuant to Section 3.1 hereof, or if Executive’s employment hereunder shall terminate for any reason except those described in Sections 7.2 and 7.3 hereof, then all compensation and all benefits to Executive hereunder shall continue to be provided until the date of such termination of employment and such compensation and benefits shall terminate contemporaneously with such termination of employment.
     7.2 By Company Without Cause or by Executive for Good Reason Prior to Age 63 and Other Than During the Protective Period. Subject to Section 7.3 hereof, if, prior to Executive’s attainment of age 63 and prior to the expiration of the term provided in Section 3.1 hereof, either Executive voluntarily terminates employment with Company for Good Reason or Executive’s employment hereunder shall be terminated by Company, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if any such termination shall be by Executive for Good Reason or by Company for any reason other than those encompassed by Sections 3.2(a) or 3.2(b) hereof (and such termination does not occur within the Protective Period), then Executive shall receive the following compensation and benefits from Company:
     (a) Company shall pay to Executive when otherwise due Executive’s Termination Base Salary through the Date of Termination.
     (b) Company shall pay to Executive a bonus for the year in which the Date of Termination occurred in an amount determined in good faith by the Board in accordance with the performance criteria established pursuant to Section 4.2 hereof and based on Company’s performance relative to such criteria for such year through the Date of Termination and pro-rated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by Company during such year to 365), payable in a lump-sum within 30 days following such Date of Termination.
     (c) Effective as of the Date of Termination, Company shall pay to Executive an amount equal to two times the sum of the Termination Base Salary and the Average Annual Bonus, payable in a lump-sum within 30 days following such Date of Termination.
     (d) All restricted shares, restricted stock units, performance shares and performance units (including those under any stock match program) of Executive shall be and become 100% vested and all restrictions thereon shall lapse as of the Date of Termination and Company shall promptly deliver such shares to Executive.
     (e) Notwithstanding any provisions to the contrary in any of Company’s stock option plans or option agreements thereunder, on the Date of Termination all outstanding unvested stock options, if any, granted to Executive under any of Company’s stock option plans (or options substituted therefor covering the stock of a successor corporation) shall be and become fully vested and exercisable as to all shares of stock covered thereby as of the Date of Termination.
     (f) Company shall provide Executive with the additional benefits described in Section 7.4 hereof.
     7.3 By Company Without Cause or by Executive for Good Reason During the Protective Period. In the event that, within the Protective Period and prior to the expiration of the term provided in Section 3.1 hereof, either Executive voluntarily terminates employment with Company for Good Reason or Company terminates Executive’s employment for any reason other than those encompassed by Sections 3.2(a) or 3.2(b) hereof, then, in lieu of the compensation and benefits described in Section 7.2 hereof, Executive shall receive the following compensation and benefits from Company:
     (a) Company shall pay to Executive when otherwise due Executive’s Termination Base Salary through the Date of Termination.
     (b) Company shall pay to Executive a bonus for the year in which the Date of Termination occurred in an amount determined in good faith by the Board in accordance with the performance criteria established pursuant to Section 4.2 hereof and based on Company’s performance relative to such criteria for such year through the Date of Termination and pro-rated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by Company during such year to 365), payable in a lump-sum within 30 days following such Date of Termination.
     (c) Effective as of the Date of Termination, Company shall pay to Executive an amount equal to three times the sum of the Termination Base Salary and the Average Annual Bonus, payable in a lump-sum within 30 days following such Date of Termination.

     (d) All restricted shares, restricted stock units, performance shares and performance units (including those under any stock match program) of Executive shall be and become 100% vested and all restrictions thereon shall lapse as of the Date of Termination and Company shall promptly deliver such shares to Executive.
     (e) Executive shall become and be fully vested in Executive’s accrued benefits under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans maintained by Company for Executive’s benefit, except to that the extent the acceleration of vesting of such benefits would violate any applicable law or require Company to accelerate the vesting of the accrued benefits of all participants in such plan or plans, in which case Company shall pay Executive a lump sum payment, within 30 days following the Date of Termination, in an amount equal to the present value of such unvested accrued benefits. In addition, if such a lump sum payment is payable, Company shall make an additional gross-up payment to Executive in an amount such that the net amount of the lump sum payment and such additional gross-up payment retained by Executive, after the calculation and deduction of all federal, state and local income tax and employment tax (including any interest or penalties imposed with respect to such taxes) on such lump sum payment and additional gross-up payment, and taking into account any lost or reduced tax deductions on account of such gross-up payment, shall be equal to such lump sum payment.
     (f) Notwithstanding any provisions to the contrary in any of Company’s stock option plans or option agreements thereunder, on the Date of Termination all outstanding unvested stock options, if any, granted to Executive under any of Company’s stock option plans (or options substituted therefor covering the stock of a successor corporation) shall be and become fully vested and exercisable as to all shares of stock covered thereby as of the Date of Termination.
     (g) Executive (or in the event of his death, his estate) shall be entitled to exercise his respective grants of vested stock options until 12 months following the Date of Termination; provided, however, that if Company’s common stock is publicly traded as of the Date of Termination and if any such option is not in the money on the Date of Termination (i.e., the exercise price per share under such option exceeds the fair market value per share of Company’s common stock on the Date of Termination), then the 12-month exercise period referred to above shall not commence for such option until the last day of a 30-trading day period following the Date of Termination during which the average closing market price of a share of Company’s common stock is at least equal to the exercise price per share under such option. Notwithstanding the provisions of this Section 7.3(g), no option may be exercised at any time past the term of such option.
     (h) Company shall provide Executive with the additional benefits described in Section 7.4 hereof.
     7.4 Additional Benefits.
     (a) Throughout the term of the Severance Payout Period for a termination of Executive’s employment covered by Section 7.2 hereof, or throughout the term of the

Change of Control Payout Period for a termination of Executive’s employment covered by Section 7.3 hereof, Company shall continue to provide Executive and Executive’s eligible family members, based on the cost sharing arrangement between Executive and Company on the Date of Termination, with medical and dental health benefits and disability coverage and benefits at least equal to those which would have been provided to Executive if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during such Severance Payout Period or Change of Control Payout Period, as applicable. Notwithstanding the foregoing, if Executive becomes re-employed and is eligible to receive medical, dental and disability benefits under another employer’s plans, Company’s obligations under this Section 7.4 shall be reduced to the extent comparable benefits are actually received by Executive during the Severance Payout Period or Change of Control Payout Period, as applicable, and any such benefits actually received by Executive shall be promptly reported by Executive to Company. In the event Executive is ineligible under the terms of Company’s benefit plans or programs to continue to be so covered, Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment in such amount that, after all taxes on that amount, shall be equal to the cost to Executive of providing Executive such benefit coverage. The lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), on the Date of Termination. In addition, if such a lump sum payment is payable, Company shall make an additional gross-up payment to Executive in an amount such that the net amount of the lump sum payment and such additional gross-up payment retained by Executive, after the calculation and deduction of all federal, state and local income tax and employment tax (including any interest or penalties imposed with respect to such taxes) on such lump sum payment and additional gross-up payment, and taking into account any lost or reduced tax deductions on account of such gross-up payment, shall be equal to such lump sum payment.
     (b) Throughout the term of the Severance Payout Period or Change of Control Payout Period, as applicable, Executive shall be entitled to receive outplacement services, payable by Company, with an aggregate cost not to exceed 15% of Executive’s Termination Base Salary, with an executive outplacement service firm reasonably acceptable to Company and Executive.
     (c) Throughout the Severance Payout Period or Change of Control Payout Period, as applicable, Company shall continue to pay to Executive a monthly car allowance payable on a regular payroll basis based on the amount of such allowance as in effect as of the Date of Termination.
     7.5 No Duty to Mitigate Losses. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article VII. Any salary or remuneration received by Executive from a third party for the provision of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which Sections 7.2 or 7.3 and

7.4 apply shall not reduce Company’s obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of any such Section.
     7.6 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to Sections 7.2 or 7.3 and 7.4 shall be received by Executive as liquidated damages.
ARTICLE VIII
NON-COMPETITION AGREEMENT
     8.1 Definitions. As used in this Article VIII, the following terms shall have the following meanings:
     “Business” means (a) during the period of Executive’s employment by Company, the services provided by Company, IPS, I.E. Miller and their respective subsidiaries during such period and other services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with Company, the services provided by Company, IPS, I.E. Miller and their respective subsidiaries at the time of such termination of employment and other services that are functionally equivalent to the foregoing.
     “Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will Company, IPS, I.E. Miller or any of their respective subsidiaries be deemed a Competing Business.
     “Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.
     “Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.
     “Prohibited Period” means the period during which Executive is employed by Company hereunder and a period of 18 months thereafter. Notwithstanding the foregoing, the Prohibited Period shall immediately terminate (a) on the date of Executive’s termination of employment with Company if such termination is for the reason encompassed in Section 3.2(a)(i) hereof or (b) on the date Company breaches its obligations under either Section 7.2 or 7.3 hereof (if and as applicable) (it being understood and agreed, however, that Executive shall continue to be entitled to receive all consideration required to be paid under Section 7.2 or 7.3 hereof (if and as applicable)).

     “Restricted Area” means the State of Texas and any other geographical area in which Company, IPS, I.E. Miller or any of their respective subsidiaries engage in the Business during the period during which Executive is employed hereunder.
     8.2 Non-Competition; Non-Solicitation. Executive and Company agree to the non-competition and non-solicitation provisions of this Article VIII (i) as part of the consideration for the compensation and benefits to be paid to Executive hereunder, (ii) to protect the trade secrets and confidential information of Company or its affiliates disclosed or entrusted to Executive by Company or its affiliates or created or developed by Executive for Company or its affiliates, the business goodwill of Company or its affiliates developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by Company or its affiliates and (iii) as an additional incentive for Company to enter into this Agreement.
     (a) Subject to the exceptions set forth in section 8.2(b) below, Executive expressly covenants and agrees that during the Prohibited Period, (i) he will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) he will not, and he will cause his affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, control or participate in or be connected with or loan money to, sell or lease equipment to or sell or lease real property to any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.
     (b) Notwithstanding the restrictions contained in Section 8.2(a), Executive or any of his affiliates may own an aggregate of not more than 2.5% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.2(a), provided that neither Executive nor any of his affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.
     (c) Executive further expressly covenants and agrees that during the Prohibited Period, he will not, and he will cause his affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of Company, IPS, I.E. Miller or any of their respective affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from Company, IPS, I.E. Miller or any of their respective subsidiaries any person who or which is a customer of any of such entities during the period during which Executive is employed by Company. Notwithstanding the foregoing, the restrictions of clause (i) of this Section 8.2(c) shall not apply with respect to (A) an officer or employee whose employment has been involuntarily terminated by his or her employer (other than for cause), (B) an officer or employee who has voluntarily terminated employment with Company, IPS, I.E. Miller and their respective affiliates and who has not been employed by any of such entities for at least one year, (C) an employee who is paid on an hourly basis, or (D) an officer or employee who responds to a general solicitation that is not specifically directed at officers and employees of Company, IPS, I.E. Miller or any of their respective affiliates.

     8.3 Relief. Executive and Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 hereof are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of Company. Executive and Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Article VIII by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.
     8.4 Reasonableness; Enforcement. Executive hereby represents to Company that he has read and understands, and agrees to be bound by, the terms of this Article VIII. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of compensation that Executive is receiving in connection with the performance of his duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.
     8.5 References to IPS and I.E. Miller. Notwithstanding the preceding provisions of this Article VIII, (a) Executive’s obligations under this Article VIII with respect to IPS (and references to IPS in the terms “Business,” “Competing Business” and “Restricted Area” in Section 8.1 hereof) for the period preceding the Combination shall apply only if, at the relevant time, Executive is providing services to IPS as a director and/or consultant, (b) Executive’s obligations under this Article VIII with respect to I.E. Miller (and references to I.E. Miller in the terms “Business,” “Competing Business” and “Restricted Area” in Section 8.1 hereof) for the period preceding the Combination shall apply only if, at the relevant time, Executive is providing services to I.E. Miller as a director and/or consultant, (c) Executive’s obligations under this Article VIII with respect to IPS (and references to IPS in the terms “Business,” “Competing Business” and “Restricted Area” in Section 8.1 hereof) from and after the Combination shall apply only if IPS was included in the Combination or if, at the relevant time, Executive is providing services to IPS as a director and/or consultant, and (d) Executive’s obligations under this Article VIII with respect to I.E. Miller (and references to I.E. Miller in the terms “Business,” “Competing Business” and “Restricted Area” in Section 8.1 hereof) from and after the Combination shall apply only if I.E. Miller was included in the Combination or if, at the relevant time, Executive is providing services to I.E. Miller as a director and/or consultant. For purposes of the preceding sentence, the phrase “at the relevant time” shall mean (i) with respect to the portion of the Prohibited Period preceding the date of the termination of Executive’s employment with Company, the period during which Executive is employed by Company, and (ii) with respect to the portion of the Prohibited Period that begins on the date of termination of

Executive’s employment with Company, the date of such termination of employment. Subject to the foregoing, Executive specifically agrees that (A) the provisions of this Article VIII are also for the benefit of IPS and I.E. Miller and (B) IPS and I.E. Miller are third party beneficiaries of Executive’s obligations under this Article VIII.
     8.6 Reformation. Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the United States during the Prohibited Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from Company to justify such restriction. Further, Executive acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, Company and Executive intend to make this provision enforceable under the law or laws of all applicable States so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.
ARTICLE IX
EXCISE TAXES AND GROSS-UP PAYMENTS
     9.1 Excise Taxes and Gross-up Payments. Notwithstanding anything to the contrary in this Agreement, in the event that any payment, distribution or provision of a benefit by Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within five days of the receipt of such claim. Company shall notify Executive in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company’s action. If, as a result of Company’s action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.
ARTICLE X
DISPUTE RESOLUTION
     10.1 Dispute Resolution. If any dispute arises out of this Agreement, the “complaining party” shall give the “other party” written notice of such dispute. The other party shall have 10 business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, the complaining party may by written notice (the “Notice”) demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.
     (a) Each party will, within 10 business days of the Notice, nominate an arbitrator. Each nominated arbitrator must be someone experienced in dispute resolution and of good character without moral turpitude and not within the employ or direct or indirect influence of the nominating party. The two nominated arbitrators will, within 10 business days of nomination, agree upon a third arbitrator. If the two appointed arbitrators cannot agree on a third arbitrator within such period, the parties may seek such an appointment through any permitted court proceeding or by the American Arbitration Association (“AAA”). The three arbitrators will set the rules and timing of the arbitration, but will generally follow the rules of the AAA and this Agreement where same are applicable and shall provide for written fact findings.
     (b) The arbitration hearing will in no event take place more than 90 days after the appointment of the third arbitrator.
     (c) The arbitration will take place in Houston, Texas unless otherwise unanimously agreed to by the parties.
     (d) The results of the arbitration and the decision of the arbitrators will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.
ARTICLE XI
MISCELLANEOUS
     11.1 Successor Agreement. Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no succession had taken place. Failure of the successor to so assume shall constitute a breach of this

Agreement and entitle Executive to the benefits hereunder as if triggered by a termination not for Cause.
     11.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:	Joseph C. Winkler
635 Lornmead
Houston, Texas 77024
Facsimile:

If to Company, addressed to:	Complete Energy Services, Inc.
600 Travis, Suite 6600
Houston, Texas 77002
Attention: Andrew L. Waite
Facsimile: (713) 227-7850
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
     11.3 Applicable Law; Submission to Jurisdiction.
     (a) This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
     (b) With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Texas.
     11.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     11.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
     11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     11.7 Withholding of Taxes and Other Executive Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal Executive deductions made with respect to Company’s employees generally.
     11.8 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
     11.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
     11.10 Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.
     11.11 Assignment. This Agreement and the rights hereunder are personal in nature and may not be assigned by Company or Executive without the prior written consent of the other; provided, however, that effective as of the effective date of the Combination, Complete shall assign this Agreement to the Parent and shall cause the Parent to assume in writing the rights and obligations of the Company under this Agreement. Executive hereby consents to the assignment of this Agreement by Complete to the Parent effective as of the effective date of the Combination. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to his estate. Subject to the preceding provisions of this Section, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     11.12 Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI and VIII shall survive any termination of the employment relationship and/or of this Agreement.
     11.13 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.
     11.14 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the party to be charged.
     11.15 Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by Company or the terms and conditions of such employment shall be made by the members of the Board other than Executive, and Executive shall not have any right to vote or decide upon any such matter.

     11.16 Representations and Warranties. Complete represents and warrants to Executive that the execution, delivery and performance of this Agreement have been authorized by Complete’s Board of Directors. Executive represents and warrants to Company that (a) he does not have any agreements with his prior employer that will prohibit him from working for Company or fulfilling his duties and obligations to Company pursuant to this Agreement and (b) he has complied with all duties imposed on him with respect to his former employer, e.g., Executive does not possess any tangible property belonging to his former employer.
[Signatures begin on next page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 20th day of June, 2005, effective as of the Effective Date.

COMPLETE ENERGY SERVICES, INC.
By:	/s/ Andrew L. Waite
Name:	Andrew L. Waite
Title:	Chairman of the Board of Directors

/s/ Joseph C. Winkler
Joseph C. Winkler